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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 17, 2001



                          CAPSULE COMMUNICATIONS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                    0-22944                  22-3055962
(State or Other Jurisdiction        (Commission             (I.R.S. Employer
      of Incorporation)             File Number)          Identification No.)


                              Two Greenwood Square
                           3331 Street Road, Suite 275
                          Bensalem, Pennsylvania 19020
                    (Address of principal executive offices)


                                 (215) 633-9400
              (Registrant's telephone number, including area code)
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Item 5. Other Events

     On July 17, 2001, Covista Communications, Inc., a New Jersey corporation ("Covista"), CCI Acquisitions Corp., a Delaware corporation and wholly-owned subsidiary of Covista ("Merger Sub"), and Capsule Communications, Inc., a Delaware corporation ("Capsule"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into Capsule, with Capsule being the surviving corporation of such merger (the "Merger"). As a result of the Merger, Capsule will become a wholly owned subsidiary of Covista.

     At the Effective Time of the Merger (as defined in the Merger Agreement),
(i) each issued and outstanding share of common stock, par value $0.001 per share, of Capsule ("Capsule Common Stock") held by all Capsule stockholders except Henry G. Luken, III, a substantial stockholder of Capsule, will be converted into the right to receive 0.1116 shares of common stock, par value $0.05 per share, of Covista ("Covista Common Stock") and (ii) each issued and outstanding share of Capsule Common Stock held by Mr. Luken will be converted into the right to receive 0.0838 shares of Covista Common Stock. However, if the Average Stock Price (as defined in the Merger Agreement) of Covista Common Stock is greater than $6.00, then the 0.1116 and 0.0838 conversion ratios for shares of Capsule Common Stock held by all Capsule stockholders except Mr. Luken and by Mr. Luken, respectively, would be proportionately reduced as follows: each conversion ratio would be reduced by multiplying such conversion ratio by the quotient of $6.00 divided by the Average Stock Price. For example, if the Average Stock Price were $6.60, then the conversion ratio for shares of Capsule Common Stock (i) held by all stockholders except Mr. Luken would equal 0.1116 times the quotient of $6.00 divided by $6.60, or 0.1015 and (ii) held by Mr. Luken would equal 0.0838 multiplied by the quotient of $6.00 divided by $6.60, or 0.0762. Based on the closing price of $5.99 per share for Covista Common Stock on July 17, 2001, the transaction would have an estimated value of approximately $12,576,000.

     Consummation of the Merger is expected to occur in the fourth quarter of 2001. However, the consummation of the Merger is subject to approval by the shareholders of Capsule and Covista, obtaining approval by regulators, effectiveness of a registration statement registering the shares of Covista Common Stock to be issued in the merger and other customary closing conditions, and there can be no assurances regarding when or if the Merger will be consummated.

     A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference. A joint press release announcing the execution of the Merger Agreement was issued on July 18, 2001, a copy of which is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.
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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)  Exhibits

               Exhibit 2.1 Agreement and Plan of Reorganization, dated as of July 17, 2001, by and among Covista Communications, Inc., CCI Acquisitions Corp. and Capsule Communications, Inc. (A copy of the Exhibits to the Agreement and Plan of Reorganization, which are not included, will be furnished supplementally to the Commission upon request.)

               Exhibit 99.1 Capsule Communications, Inc. and Covista Communications, Inc. Joint Press Release, dated July 18, 2001.
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                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 CAPSULE COMMUNICATIONS, INC.


Date:  July 18, 2001             By:       /s/ David B. Hurwitz
                                          --------------------------------------
                                          David B. Hurwitz
                                          President and Chief Executive Officer
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                                  EXHIBIT INDEX

Exhibit Number             Description
--------------             -----------

2.1 Agreement and Plan of Reorganization, dated as of July 17, 2001, by and among Covista Communications, Inc., CCI Acquisitions Corp. and Capsule Communications, Inc.

99.1 Capsule Communications, Inc. and Covista Communications, Inc. Joint Press Release, dated July 18, 2001.